Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF EXAR CORPORATION1

I.

The name of this corporation is EXAR CORPORATION.

II.

The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock” The total number of shares which the corporation is authorized to issue is One Hundred Two Million Two Hundred Fifty Thousand (102,250,000) shares of which One Hundred Million (100,000,000) shares shall be Common Stock and Two Million Two Hundred Fifty Thousand (2,250,000) shares shall be Preferred Stock, each such share with a par value of one-hundredth of one cent ($.0001).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof, including without limitations, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provision), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them (a “Preferred Stock Designation”); and to increase or decrease the number of shares of any series (including without limitation the series designated in Article V hereof) subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in

[1]	As amended by Certificates of Amendment filed with the Delaware Secretary of State on January 19, 1995, June 8, 2000, June 20, 2000 and November 3, 2006.

accordance with the foregoing sentence, the shares constituting such decrease shall resume the status of authorized but unissued and undesignated Preferred Stock. If at any time subsequent to the issuance of shares of a particular series, there are no shares of such series remaining outstanding, such series thereupon shall constitute a wholly unissued series and may be altered (including without limitation the elimination of such series) to the full extent as hereinabove provided. The foregoing authority of the corporation’s Board of Directors expressly includes the authority to designate series of Preferred Stock with designations, powers, preferences, rights, qualifications, limitations and restrictions senior to, junior to, or on parity with, the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series B Preferred, defined and designated below.

V.

A. Designation. One Million Six Hundred Fifty Thousand (1,650,000) of the shares of Preferred Stock are designated “Preferred Stock, Series B” (“Series B Preferred”), with the rights, preferences, privileges and restrictions specified herein.

B. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, distributions to the shareholders of the Corporation shall be made in the following manner:

(1) The holders of each then outstanding share of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock of the corporation by reason of their ownership of such stock, any earned and declared but unpaid dividends thereon and the amount of Eight Dollars ($8.00) far each share of Series B Preferred, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares. If the assets or surplus funds thus distributed to the holders of Series B Preferred are insufficient to permit the payment to such holders of their full preferential amount, then the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(2) After the payment or the setting apart of payment to the holders of Series B Preferred of the amounts set forth in subparagraph B(1) hereof, the entire remaining assets and funds legally available for distribution, if any, shall be distributed among the holders of the Common Stock.

(3) The liquidation preferences set forth in this paragraph B define solely the respective rights in liquidation among the shares of Series B Preferred and Common Stock, and do not in any way detract from or interfere with the authority of the corporation’s Board of Directors to create additional series of Preferred Stock which rank senior to, or junior to, or on parity with, Series B Preferred in liquidation.

(4) A consolidation or merger of the corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, shall not be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph B.

C. Redemption.

(1) The corporation may redeem its shares of the Series B Preferred, as follows:

(a) The corporation shall have the right, at any time after June 1, 1995 that it may lawfully do so, at the option of the corporation’s Board of Directors, to redeem, in whole or in part, shares of Series B Preferred then outstanding by paying in cash out of any funds legally available therefore Eight Dollars ($8.00) per share to be redeemed.

(b) The corporation shall mail written notice, by first class, registered or certified mail, postage prepaid, at least thirty (30) days prior to the date fixed by the corporation’s Board of Directors for redemption (the “Redemption Date”), of its intent to redeem Series B Preferred or any part thereof provided herein, to each holder thereof, such notice to be addressed to each holder at its address as it appears on the stock transfer books of the corporation and to specify the Redemption Date, the number of shares to be redeemed, and to call upon such holder to surrender to the corporation its shares to be redeemed. On or after the Redemption Date, each holder of Series B Preferred shall surrender its certificate representing the number of shares to be redeemed in the manner and at the place designated in the notice provided by the corporation and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) If notice of any redemption by the corporation shall have been mailed as provided herein and if on or before the Redemption Date all funds necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the Redemption Date, the shares of Series B Preferred called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall cease and determine, except the right of the holders thereof to receive, upon surrender of their certificates, the amount payable upon redemption thereof, but without interest.

(d) The corporation need not establish any sinking fund for the redemption of Series B Preferred under this subparagraph C(1). If, on any Redemption Date, funds of the corporation legally available therefor shall be insufficient to redeem all the shares which are the subject of such redemption, funds to the extent legally available shall be used for such purpose and the corporation shall effect such redemption pro rata according to the total redemption amount owed to each holder of shares to be redeemed as of the Redemption Date.

(e) On or prior to the Redemption Date, the corporation shall deposit the redemption price of all shares designated for redemption in the redemption notice and not yet redeemed with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the redemption price for such shares to their respective holders on and after the Redemption Date upon receipt of notification from the corporation that such holder has surrendered its share certificate to the corporation pursuant to subparagraph C(l)(b) above. The balance of any monies deposited by the corporation pursuant to this subparagraph C(l)(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of its Board of Directors.

(2) Any holder of Series B Preferred may compel the corporation to redeem such stock as follows:

(a) Any holder of Series B Preferred shall have the right, at any time on or after June 1, 1993 and before June 1, 1995, at the option such holder, to compel the corporation to redeem shares of Series B Preferred then outstanding and held by such holder by paying in cash to each such holder out of any funds legally available therefor Eight Dollars ($8.00) per share of Series B Preferred to be redeemed.

(b) In order to redeem share of Series B Preferred, the holder thereof shall mail written notice to the corporation, by first class, registered or certified mail, postage prepaid, stating its intention to compel redemption of its shares of Series B Preferred, or any part thereof as provided herein, and the number of shares it desires to have redeemed; provided, however, that no holder of Series B Preferred may compel redemption of less than all of the shares of Series B Preferred then held by such holder without the consent of the corporation. Thirty (30) days after receipt of such notice by the corporation (the “Holder Redemption Date”), the holder electing to redeem such shares of Preferred Stock shall surrender its certificate representing the number of shares to be redeemed in the manner and at the place determined by the corporation and each surrendered certificate shall be cancelled. In the event less than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) The corporation need not establish any sinking fund for the redemption of Series B Preferred under this subparagraph C(2). If, on any Holder Redemption Date, funds of the corporation legally available therefor shall be insufficient to redeem all the shares which are the subject of such redemption, funds to the extent legally available shall be used for such purpose. The corporation shall subsequently notify such holder as funds become available and redeem the remaining shares of Series B Preferred as such holder requested in the notice provided to the corporation under subparagraph C(2)(b) above in the same manner as described in subparagraph C(2)(d) below.

(d) On or prior to any Holder Redemption Date, the corporation shall deposit the redemption price of all shares designated for redemption in the notice of redemption and not yet redeemed with a bank or trust company as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the redemption price for such shares to their respective holders upon receipt of notification from the corporation that such holder has surrendered its share certificate to the corporation pursuant to subparagraph C(2)(b) above. If on or before the Holder Redemption Date all funds necessary for such redemption shall have been set apart so as to be available therefor and only therefor, then on and after the close of business on the Holder Redemption Date, the shares of Series B Preferred to be redeemed on such date, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding and all rights with respect to such shares shall cease and determine, except the right of the holders thereof to receive, upon surrender of their certificates, the amount payable upon redemption thereof, but without interest.

The balance of any monies deposited by the corporation pursuant to this subparagraph C(2)(d) remaining unclaimed at the expiration of two (2) years following the Holder Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of its Board of Directors.

D. Voting Rights. Except as otherwise required by law, the holders of Series B Preferred shall have no right to vote and shall not be entitled to notice of any meeting of shareholders of the corporation.

E. Dividend Rights. The holders of Series B Preferred shall have no entitlement to any dividends on said Series B Preferred, excepting only for any dividends, if any, that may at any time be declared thereon by the corporation’s Board of Directors (said Board of Directors having no obligation ever to declare such dividends).

VI.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Notwithstanding the foregoing, the directors shall cease to be divided into classes as of the corporation’s annual meeting of stockholders held in or for 2008, and as a result, Class III directors elected at the corporation’s annual meeting of stockholders in or for 2006 shall serve a two year term and Class I directors elected at the corporation’s annual meeting of stockholders in or for 2007 shall serve a one year term, in each case expiring as of the 2008 annual meeting of stockholders. At each annual meeting of stockholders after and including the 2008 annual meeting, all directors shall be up for election at each annual meeting to serve a one-year term until the next annual meeting.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

B. The original and any other Bylaws of a corporation may be adopted, amended, supplemented or repealed by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized and empowered to adopt, amend, supplement or repeal the original and any other Bylaws of the corporation.

C. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

D. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

E. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

F. Any director, or the entire Board of Directors, may be removed from office at any time with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.

VII.

A director of the corporation shall, to the full extent not prohibited by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

VIII.

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting Stock required by law, this

Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Article VI, this Article VIII, or Article X hereof.

IX.

The corporation is to have perpetual existence.

X.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VIII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.